Exhibit 99

VF Reports Fourth Quarter and Full Year Fiscal 2020 Results

  Full year fiscal 2020 revenue from continuing operations increased 2 percent (up 4 percent in constant dollars) to $10.5 billion; excluding acquisitions and divestitures, adjusted revenue increased 3 percent (up 4 percent in constant dollars);
  Full year fiscal 2020 Active segment revenue increased 4 percent (up 6 percent in constant dollars) including a 10 percent (11 percent in constant dollars) increase in Vans® brand revenue; Outdoor segment revenue was flat (up 1 percent in constant dollars) including a 3 percent (5 percent in constant dollars) increase in The North Face® brand revenue; Work segment revenue was flat (up 1 percent in constant dollars) including a 3 percent (4 percent in constant dollars) increase in Dickies® brand revenue;
  Full year fiscal 2020 International revenue increased 1 percent (up 4 percent in constant dollars); China revenue increased 10 percent (up 14 percent in constant dollars);
  Full year fiscal 2020 Direct-to-Consumer revenue increased 5 percent (up 6 percent in constant dollars); Digital revenue increased 15 percent (up 17 percent in constant dollars);
  Full year fiscal 2020 gross margin from continuing operations increased 70 basis points to 55.3 percent; on an adjusted basis, gross margin increased 70 basis points to 55.5 percent;
  Full year fiscal 2020 operating income from continuing operations decreased 22 percent; adjusted operating income from continuing operations increased 4 percent (6 percent in constant dollars);
  Full year fiscal 2020 earnings per share from continuing operations was $1.57. Adjusted earnings per share from continuing operations increased 5 percent (up 7 percent in constant dollars) to $2.68; and,
  Full year fiscal 2020 cash flow from continuing operations was approximately $800 million; on an adjusted basis, cash flow from continuing operations was approximately $900 million; In fiscal 2020 the company returned approximately $1.7 billion to shareholders through share repurchases and dividends.

DENVER--(BUSINESS WIRE)--May 15, 2020--VF Corporation (NYSE: VFC) today reported financial results for its fourth quarter and full year ended March 28, 2020. All per share amounts are presented on a diluted basis. This release refers to “reported” and “constant dollar” amounts, terms that are described under the heading “Constant Currency - Excluding the Impact of Foreign Currency.” Unless otherwise noted, “reported” and “constant dollar” amounts are the same. This release also refers to “continuing” and “discontinued” operations amounts, which are concepts described under the heading “Discontinued Operations - Occupational Workwear Business and Kontoor Brands Business.” Unless otherwise noted, results presented are based on continuing operations. This release also refers to “adjusted” amounts, a term that is described under the heading “Adjusted Amounts - Excluding Transaction and Deal Related Expenses, Costs Related to Office Relocations and Specified Strategic Business Decisions, Noncash Impairment Charge, Pension Settlement Charge, the Impact of Debt Extinguishment and the Impact of Tax Legislation.” Unless otherwise noted, “reported” and “adjusted” amounts are the same.

“Through the first ten months of fiscal 2020 our business delivered results above our stated long-term growth objectives. Then the world changed for all of us as a result of COVID-19," said Steve Rendle, Chairman, President and Chief Executive Officer. "From the early days of the outbreak VF has taken a people-first approach in our COVID-19 response, prioritizing the health and safety of our people, while also protecting their financial well-being. As we've implemented measures to care for and protect our people, we've also taken several key actions to advance our Enterprise Protection Strategy," Rendle continued. "These prudent actions, most of which have been precautionary, have helped us preserve liquidity and given us more flexibility to manage our global business operations through the prolonged crisis. Moving forward we're committed to using this moment to set VF and our brands up for the next successful chapter in our 121-year history."

Constant Currency - Excluding the Impact of Foreign Currency

This release refers to “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”), which include translation and transactional impacts from foreign currency exchange rates. This release also refers to “constant dollar” amounts, which exclude the impact of translating foreign currencies into U.S. dollars. The “constant dollar” amounts also exclude the impact of foreign currency-denominated transactions in countries with highly inflationary economies. Reconciliations of GAAP measures to constant currency amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items, and provides management’s view of why this information is useful to investors.

Discontinued Operations - Occupational Workwear Business and Kontoor Brands Business

On January 21, 2020, VF announced its decision to explore the divestiture of its Occupational Workwear business. The Occupational Workwear business is comprised primarily of the following brands and businesses: Red Kap®, VF Solutions®, Bulwark®, Workrite®, Walls®, Terra®, Kodiak®, Work Authority® and Horace Small®. The business also includes certain Dickies® occupational workwear products that have historically been sold through the business-to-business channel.

During the three months ended March 2020, the company determined that the Occupational Workwear business met the held-for-sale and discontinued operations accounting criteria. Accordingly, the company has reported the related held-for-sale assets and liabilities as assets and liabilities of discontinued operations and included the operating results and cash flows of the business in discontinued operations for all periods presented.

On May 22, 2019, VF completed the spin-off of its Jeans business, which included the Wrangler®, Lee® and Rock & Republic® brands, as well as the VF OutletTM business, into an independent, publicly traded company under the name Kontoor Brands, Inc. (“Kontoor Brands”). Accordingly, the company has removed the assets and liabilities of the Jeans business as of this date and included the operating results and cash flows of the business in discontinued operations for all periods presented.

Adjusted Amounts - Excluding Transaction and Deal Related Expenses, Costs Related to Office Relocations and Specified Strategic Business Decisions, Noncash Impairment Charge, Pension Settlement Charge, the Impact of Debt Extinguishment and the Impact of Tax Legislation

The adjusted amounts in this release exclude transaction and deal related expenses associated with the acquisitions and integration of the Icebreaker® and Altra® brands. The adjusted amounts in this release also exclude transaction expenses associated with the completed spin-off of the Jeans business that did not meet the criteria for discontinued operations. Total transaction and deal related expenses were approximately $22 million in fiscal 2020. The fiscal 2020 amounts also exclude an adjustment to tax expense in the third quarter of fiscal 2020 of approximately $10 million associated with the loss on sale for the Reef® divestiture.

The adjusted amounts in this release exclude costs associated with the previously announced relocation of VF’s global headquarters and certain brands to Denver, Colorado. The adjusted amounts in this release also exclude costs related to strategic business decisions in South America and the operating results of jeanswear wind down activities in South America following the spin-off of Kontoor Brands. The adjusted amounts also exclude certain cost optimization activities indirectly related to the strategic review of the Occupational Workwear business. Total costs were approximately $21 million in the fourth quarter of fiscal 2020 and $72 million in fiscal 2020. In addition, the fourth quarter and full year fiscal 2020 exclude approximately $48 million of noncash non-operating expenses related to the release of certain currency translation amounts associated with the wind down activities in South America.

The adjusted amounts in this release exclude a noncash goodwill impairment charge related to the Timberland® reporting unit of approximately $323 million in the fourth quarter and full year fiscal 2020.

The adjusted amounts in this release exclude a noncash pension settlement charge. The pension settlement charge was a result of actions taken to reduce risk, volatility and the liability associated with VF's U.S. pension plan. Total expense was approximately $23 million in fiscal 2020.

The adjusted amounts in this release exclude the impact of debt extinguishment that resulted from the premiums, amortization and fees associated with cash tender offers for VF's outstanding 2033 6.00% and 2037 6.45% notes, and the full redemption of VF's outstanding 2021 3.50% notes. The total impact of debt extinguishment was approximately $68 million in the fourth quarter and full year fiscal 2020.

The adjusted amounts in this release exclude the impact of recent Swiss tax legislation. On May 19, 2019, Switzerland voted to approve the Federal Act on Tax Reform and AHV Financing ("Swiss Tax Act"). The Swiss Tax Act was enacted during fiscal 2020, the transitional impact of which resulted in a net tax expense of approximately $71 million in the fourth quarter of fiscal 2020 and a net tax benefit of approximately $94 million in fiscal 2020. Additionally, the fiscal 2020 amounts also exclude an adjustment to tax expense in the fourth quarter of fiscal 2020 of approximately $3 million associated with the transitional impact of the Tax Cuts and Jobs Act ("U.S. Tax Act").

Combined, the above items negatively impacted earnings per share by $1.32 during the fourth quarter of fiscal 2020 and $1.11 during fiscal 2020. All adjusted amounts referenced herein exclude the effects of these amounts.

Adjusted cash flow from continuing operations reflects the impact of the cash-related acquisition, integration, divestiture, separation, relocation and other strategic business decision costs paid in fiscal 2020. Free cash flow represents adjusted cash flow from operating activities, less capital expenditures.

Reconciliations of measures calculated in accordance with GAAP to adjusted amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items, and provides management’s view of why this information is useful to investors.

COVID-19 Outbreak Update and Response Summary

As the global spread of COVID-19 continues, VF remains first and foremost focused on a people-first approach that prioritizes the health and well-being of its employees, customers, trade partners and consumers around the world. To help mitigate the spread of COVID-19 and in response to health advisories and governmental actions and regulations, VF has modified its business practices, including the temporary closing of offices and retail stores, instituting travel bans and restrictions, implementing health and safety measures including social distancing and quarantines.

VF has taken several proactive actions to advance its Enterprise Protection Strategy in response to the COVID-19 outbreak. These actions have included: temporarily reducing the CEO's base salary by 50 percent and the VF Executive Leadership Team's base salaries by 25 percent; temporarily forgoing the cash retainer paid to VF's Board of Directors; completing a $3 billion bond offering to establish a significant cash buffer to ensure near-term liquidity; temporarily suspending its share repurchase plan; and proceeding with the previously announced divestiture of VF's Occupational Workwear business as an additional source of cash. As of the date of this release, VF has approximately $3 billion of cash on hand in addition to approximately $2.2 billion available under its revolving credit facility.

Currently, all of VF's retail stores in the APAC region, including Mainland China, have re-opened. While retail store traffic has improved recently, it remains down significantly compared with the prior year. VF has started a phased reopening of its retail stores in the EMEA region, in accordance with guidance from government entities and healthcare authorities. In North America, VF is prepared to begin a phased reopening of its retail stores also subject to guidance from government entities and healthcare authorities to allow proper training and preparation of the retail environment. VF currently expects most of its retail stores to be open by mid-calendar year 2020. While most of VF's wholesale customers in North America and EMEA remain closed, many have announced reopening plans in the coming weeks.

Consistent with VF's long-term strategy, the company's digital platform remains a high priority through which its brands stay connected with consumer communities while providing experiential content. VF continues to operate its global network of distribution centers with enhanced health and safety protocols to serve the company's consumers and customers.

COVID-19 has also impacted some of VF's suppliers, including third-party manufacturers, logistics providers and other vendors. At this time, many of VF's facilities continue to manufacture and distribute products globally in a reduced capacity. VF is actively monitoring its supply chain and implementing mitigation plans.

VF believes it has sufficient liquidity and flexibility to operate during the disruptions caused by COVID-19 and related governmental actions and regulations and health authority advisories. However, due to the uncertainty of the duration and severity of COVID-19, governmental actions in response to the pandemic and the speed with which this pandemic is developing and impacting VF, its consumers, customers and suppliers, it is not possible to reasonably estimate the extent of the impact on VF's financial condition or results of operations at this time.

Fourth Quarter Fiscal 2020 Income Statement Review

  Revenue decreased 11 percent (down 10 percent in constant dollars) to $2.1 billion driven by lower consumer demand as a result of the COVID-19 outbreak and related government actions and regulations.
  Gross margin decreased 150 basis points to 53.1 percent, primarily driven by elevated promotional activity to clear excess inventory, partially offset by favorable mix shift toward higher margin businesses. On an adjusted basis, gross margin decreased 100 basis points to 53.9 percent.
  Operating loss on a reported basis was $(257) million. On an adjusted basis, operating income decreased 51 percent to $87 million. Operating margin on a reported basis decreased to (12.2) percent. Adjusted operating margin decreased 350 basis points to 4.1 percent.
  Earnings (loss) per share was $(1.22) on a reported basis. On an adjusted basis, earnings per share decreased 70 percent (down 69 percent in constant dollars) to $0.10.

Full Year Fiscal 2020 Income Statement Review

  Revenue increased 2 percent (up 4 percent in constant dollars) to $10.5 billion. Excluding the impact of acquisitions and divestitures and on an adjusted basis, revenue increased 3 percent (up 4 percent in constant dollars), driven by VF's two largest brands, and our International and Direct-to-Consumer platforms.
  Gross margin increased 70 basis points to 55.3 percent, including favorable mix shift toward higher margin businesses. On an adjusted basis, gross margin increased 70 basis points to 55.5 percent.
  Operating income on a reported basis was $928 million. On an adjusted basis, operating income increased 4 percent (up 6 percent in constant dollars) to $1.345 billion. Operating margin on a reported basis decreased 280 basis points to 8.8 percent. Adjusted operating margin increased 30 basis points to 12.8% percent.
  Earnings per share was $1.57 on a reported basis. On an adjusted basis, earnings per share increased 5 percent (up 7 percent in constant dollars) to $2.68.

Balance Sheet Highlights

Inventories were up 10 percent compared with the same period last year. In fiscal 2020, VF returned approximately $750 million of cash to shareholders through dividends. The company also repurchased approximately $1 billion of shares and has $2.8 billion remaining under its current share repurchase authorization. As part of the company's liquidity preservation actions during the ongoing COVID-19 outbreak, the company has suspended its share repurchase program.

Full Year Fiscal 2021 Outlook

Due to the uncertainty of the duration and severity of COVID-19, governmental actions and regulations in response to the pandemic and the speed with which the pandemic is developing and impacting VF, its consumers, customers and suppliers, it is not possible to provide a financial outlook for full-year fiscal 2021 at this time. First quarter fiscal 2021 revenues are expected to be down slightly more than 50%. Full-year fiscal 2021 free cash flow is expected to exceed $600 million.

Dividend Declared

On May 12, 2020, VF’s Board of Directors declared a quarterly dividend of $0.48 per share. This dividend will be payable on June 22, 2020, to shareholders of record on June 10, 2020. Subject to approval by its Board of Directors, VF intends to continue to pay its regularly scheduled dividend and is currently not contemplating the suspension of its dividend program.

Webcast Information

VF will host its fourth quarter fiscal 2020 conference call beginning at 8:30 a.m. Eastern Time today. The conference call will be broadcast live via the Internet, accessible at ir.vfc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Presentation

A presentation on fourth quarter fiscal 2020 results will be available at ir.vfc.com beginning at approximately 7:30 a.m. Eastern Time today and will be archived at the same location.

About VF

Founded in 1899, VF Corporation is one of the world’s largest apparel, footwear and accessories companies connecting people to the lifestyles, activities and experiences they cherish most through a family of iconic outdoor, active and workwear brands including Vans®, The North Face®, Timberland® and Dickies®. Our purpose is to power movements of sustainable and active lifestyles for the betterment of people and our planet. We connect this purpose with a relentless drive to succeed to create value for all stakeholders and use our company as a force for good. For more information, please visit vfc.com.

Forward-looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates, however, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements regarding VF’s plans, objectives, projections and expectations relating to VF’s operations or financial performance, and assumptions related thereto are forward-looking statements. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. VF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: risks arising from the widespread outbreak of an illness or any other communicable disease, or any other public health crisis, including the coronavirus (COVID-19) global pandemic; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; the financial strength of VF’s customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF’s response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior; intense competition from online retailers; manufacturing and product innovation; increasing pressure on margins; VF’s ability to implement its business strategy; VF’s ability to grow its international and direct-to-consumer businesses; retail industry changes and challenges; VF’s and its vendors’ ability to maintain the strength and security of information technology systems; the risk that VF’s facilities and systems and those of our third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; VF’s ability to properly collect, use, manage and secure consumer and employee data; foreign currency fluctuations; stability of VF’s manufacturing facilities and foreign suppliers; continued use by VF’s suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF’s ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by VF’s licensees and distributors of the value of VF’s brands; VF’s ability to execute and integrate acquisitions; changes in tax laws and liabilities; legal, regulatory, political and economic risks; the risk of economic uncertainty associated with the exit of the United Kingdom from the European Union (“Brexit”) or any other similar referendums that may be held; adverse or unexpected weather conditions; VF's indebtedness and its ability to obtain financing on financing on favorable terms, if needed, could prevent VF from fulfilling its financial obligations; climate change and increased focus on sustainability issues; and risks associated with the spin-off of our Jeanswear business completed on May 22, 2019, including the risk that VF will not realize all of the expected benefits of the spin-off; the risk that the spin-off will not be tax-free for U.S. federal income tax purposes; and the risk that there will be a loss of synergies from separating the businesses that could negatively impact the balance sheet, profit margins or earnings of VF. More information on potential factors that could affect VF’s financial results is included from time to time in VF’s public reports filed with the SEC, including VF’s Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q, and Forms 8-K filed or furnished with the SEC.

VF CORPORATION Condensed Consolidated Statements of Income (Unaudited) (In thousands, except per share amounts)

	Three Months Ended March		Twelve Months Ended March		%
	2020	2019	2020	2019	Change
Net revenues	$2,102,421	$2,357,409	$10,488,556	$10,266,887	2%
Costs and operating expenses
Cost of goods sold	986,266	1,070,556	4,690,520	4,656,326	1%
Selling, general and administrative expenses	1,049,693	1,160,493	4,547,008	4,420,379	3%
Impairment of goodwill	323,223	—	323,223	—	*
Total costs and operating expenses	2,359,182	2,231,049	9,560,751	9,076,705	5%
Operating income (loss)	(256,761)	126,360	927,805	1,190,182	(22)%
Interest, net	(22,869)	(14,209)	(72,175)	(92,730)	(22)%
Loss on debt extinguishment	(59,772)	—	(59,772)	—	*
Other income (expense), net	(50,289)	(6,796)	(68,650)	(59,139)	16%
Income (loss) from continuing operations before income taxes	(389,691)	105,355	727,208	1,038,313	(30)%
Income tax expense	93,395	29,734	98,062	167,887	(42)%
Income (loss) from continuing operations	(483,086)	75,621	629,146	870,426	(28)%
Income (loss) from discontinued operations, net of tax	(690)	53,183	50,303	389,366	*
Net income (loss)	$(483,776)	$128,804	$679,449	$1,259,792	(46)%
Earnings (loss) per common share - basic (a)
Continuing operations	$(1.23)	$0.19	$1.59	$2.20	(28)%
Discontinued operations	—	0.13	0.13	0.99	*
Total earnings (loss) per common share - basic	$(1.24)	$0.33	$1.72	$3.19	(46)%
Earnings (loss) per common share - diluted (a)
Continuing operations	$(1.22)	$0.19	$1.57	$2.17	(28)%
Discontinued operations	—	0.13	0.13	0.97	*
Total earnings (loss) per common share - diluted	$(1.22)	$0.32	$1.70	$3.15	(46)%
Weighted average shares outstanding
Basic	391,227	395,405	395,411	395,189
Diluted	395,248	400,731	399,936	400,496
Cash dividends per common share	$0.48	$0.51	$1.90	$1.94	(2)%

* Calculation not meaningful

Basis of presentation of condensed consolidated financial statements: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to March 31 of each year. For presentation purposes herein, all references to periods ended March 2020 relate to the 13-week and 52-week fiscal periods ended March 28, 2020 and all references to periods ended March 2019 relate to the 13-week and 52-week fiscal periods ended March 30, 2019.

(a) Amounts have been calculated using unrounded numbers.

VF CORPORATION Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

	March	March
	2020	2019
ASSETS
Current assets
Cash and equivalents	$1,369,028	$402,226
Accounts receivable, net	1,308,051	1,372,625
Inventories	1,293,912	1,173,102
Other current assets	444,886	425,612
Current assets of discontinued operations	611,139	1,299,892
Total current assets	5,027,016	4,673,457
Property, plant and equipment	954,406	876,093
Goodwill and intangible assets	3,010,564	3,399,141
Operating lease right-of-use asset	1,273,514	—
Other assets	867,751	768,482
Other assets of discontinued operations	—	639,612
Total assets	$11,133,251	$10,356,785
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$1,228,812	$659,060
Current portion of long-term debt	1,018	5,263
Accounts payable	407,021	489,600
Accrued liabilities	1,260,252	1,125,242
Current liabilities of discontinued operations	126,781	382,439
Total current liabilities	3,023,884	2,661,604
Long-term debt	2,608,269	2,115,884
Operating lease liabilities	1,020,651	—
Other liabilities	1,123,113	1,234,881
Other liabilities of discontinued operations	—	45,900
Total liabilities	7,775,917	6,058,269
Stockholders' equity	3,357,334	4,298,516
Total liabilities and stockholders' equity	$11,133,251	$10,356,785

VF CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Twelve Months Ended March
	2020	2019
Operating activities
Net income	$679,449	$1,259,792
Income from discontinued operations, net of tax	50,303	389,366
Income from continuing operations, net of tax	629,146	870,426
Impairment of goodwill	323,223	—
Depreciation and amortization	267,619	255,729
Reduction in the carrying amount of right-of-use assets	392,707	—
Other adjustments	(812,249)	113,890
Cash provided by operating activities - continuing operations	800,446	1,240,045
Cash provided by operating activities - discontinued operations	74,081	424,178
Cash provided by operating activities	874,527	1,664,223
Investing activities
Business acquisitions, net of cash received	—	(320,405)
Proceeds from sale of businesses, net of cash sold	—	430,286
Capital expenditures	(288,189)	(215,776)
Software purchases	(45,647)	(53,226)
Other, net	48,529	(18,245)
Cash used by investing activities - continuing operations	(285,307)	(177,366)
Cash used by investing activities - discontinued operations	(16,740)	(43,266)
Cash used by investing activities	(302,047)	(220,632)
Financing activities
Net increase (decrease) from short-term borrowings and long-term debt	996,864	(872,564)
Purchases of treasury stock	(1,000,007)	(150,676)
Cash dividends paid	(748,663)	(767,061)
Cash received from Kontoor Brands, net of cash transferred of $126.8 million	906,148	—
Proceeds from issuance of Common Stock, net of shares withheld for taxes	155,390	199,296
Cash provided (used) by financing activities	309,732	(1,591,005)
Effect of foreign currency rate changes on cash, cash equivalents and restricted cash	(27,476)	14,811
Net change in cash, cash equivalents and restricted cash	854,736	(132,603)
Cash, cash equivalents and restricted cash – beginning of year	556,587	689,190
Cash, cash equivalents and restricted cash – end of period	$1,411,323	$556,587

VF CORPORATION Supplemental Financial Information Reportable Segment Information (Unaudited) (In thousands)

	Three Months Ended March		% Change	% Change Constant Currency (a)
	2020	2019
Segment revenues
Outdoor	$848,291	$1,001,316	(15)%	(14)%
Active	1,034,205	1,142,314	(9)%	(8)%
Work	211,593	213,678	(1)%	0%
Other (b)	8,332	101	*	*
Total segment revenues	$2,102,421	$2,357,409	(11)%	(10)%
Segment profit (loss)
Outdoor	$(9,018)	$31,790
Active	154,581	232,599
Work	(1,746)	12,579
Other (b)	(4,450)	(226)
Total segment profit	139,367	276,742
Impairment of goodwill	(323,223)	—
Corporate and other expenses	(123,194)	(157,178)
Interest, net	(22,869)	(14,209)
Loss on debt extinguishment	(59,772)	—
Income (loss) from continuing operations before income taxes	$(389,691)	$105,355

(a) Refer to constant currency definition on the following pages.

(b) Other is included for purposes of reconciliation of revenues and profit, but it is not considered a reportable segment. Includes results related to the sale of non-VF products and transition services primarily related to the sale of the Nautica® brand business.

* Calculation not meaningful

VF CORPORATION Supplemental Financial Information Reportable Segment Information (Unaudited) (In thousands)

	Twelve Months Ended March		% Change	% Change Constant Currency (a)	% Change Adjusted (b)	% Change Constant Currency and Adjusted (a) (b)	% Change Adjusted Organic (b) (c)	% Change Constant Currency and Adjusted Organic (a) (b) (c)
	2020	2019
Segment revenues
Outdoor	$4,643,956	$4,649,024	0%	1%	0%	1%	0%	1%
Active	4,919,427	4,721,792	4%	6%	4%	6%	6%	7%
Work	886,419	885,748	0%	1%	0%	1%	3%	4%
Other (d)	38,754	10,323	*	*	*	*	*	*
Total segment revenues	$10,488,556	$10,266,887	2%	4%	2%	3%	3%	4%
Segment profit (loss)
Outdoor	$516,089	$544,425	(5)%	(4)%
Active	1,136,821	1,125,709	1%	3%
Work	50,383	67,379	(25)%	(25)%
Other (d)	(6,485)	3,244	*	*
Total segment profit	1,696,808	1,740,757	(3)%	(1)%
Impairment of goodwill	(323,223)	—	*	*
Corporate and other expenses	(514,430)	(609,714)	(16)%	(16)%
Interest, net	(72,175)	(92,730)	(22)%	(22)%
Loss on debt extinguishment	(59,772)	—	*	*
Income from continuing operations before income taxes	$727,208	$1,038,313	(30)%	(28)%

(a) Refer to constant currency definition on the following pages.

(b) Excludes the operating results of jeanswear wind down activities in South America post the separation of Kontoor Brands for the twelve months ended March 2020. Refer to Non-GAAP financial information on "Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Twelve Months Ended March 2020" page for additional information.

(c) Excludes the operating results of Altra® for the two months ended May 2019, which reflects the one-year anniversary of the acquisition. The change also excludes divestitures representing the operating results of Reef® and the Van Moer business, through the respective dates of sale for the twelve months ended March 2019. Refer to Non-GAAP financial information on "Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Twelve Months Ended March 2020" and "Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Twelve Months Ended March 2019" pages for additional information.

(d) Other is included for purposes of reconciliation of revenues and profit, but it is not considered a reportable segment. Includes results related to the sale of non-VF products and transition services primarily related to the sale of the Nautica® brand business.

* Calculation not meaningful

VF CORPORATION Supplemental Financial Information Reportable Segment Information - Constant Currency Basis (Unaudited) (In thousands)

	Three Months Ended March 2020
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues
Outdoor	$848,291	$10,401	$858,692
Active	1,034,205	14,235	1,048,440
Work	211,593	1,144	212,737
Other	8,332	(254)	8,078
Total segment revenues	$2,102,421	$25,526	$2,127,947
Segment profit (loss)
Outdoor	$(9,018)	$(738)	$(9,756)
Active	154,581	1,292	155,873
Work	(1,746)	(124)	(1,870)
Other	(4,450)	(1,194)	(5,644)
Total segment profit	139,367	(764)	138,603
Impairment of goodwill	(323,223)	—	(323,223)
Corporate and other expenses	(123,194)	(116)	(123,310)
Interest, net	(22,869)	—	(22,869)
Loss on debt extinguishment	(59,772)	—	(59,772)
Income (loss) from continuing operations before income taxes	$(389,691)	$(880)	$(390,571)

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The constant currency financial information also excludes the impact of foreign currency-denominated transactions in countries with highly inflationary economies. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation, and measuring foreign currency transactions in highly inflationary economies. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, foreign currency transactions in highly inflationary economies, on a constant currency basis, are calculated using exchange rates from the comparable period of the prior year.

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Reportable Segment Information - Constant Currency Basis (Unaudited) (In thousands)

	Twelve Months Ended March 2020
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues
Outdoor	$4,643,956	$69,754	$4,713,710
Active	4,919,427	76,235	4,995,662
Work	886,419	6,535	892,954
Other	38,754	3,720	42,474
Total segment revenues	$10,488,556	$156,244	$10,644,800
Segment profit (loss)
Outdoor	$516,089	$5,853	$521,942
Active	1,136,821	17,463	1,154,284
Work	50,383	268	50,651
Other	(6,485)	(3,861)	(10,346)
Total segment profit	1,696,808	19,723	1,716,531
Impairment of goodwill	(323,223)	—	(323,223)
Corporate and other expenses	(514,430)	(324)	(514,754)
Interest, net	(72,175)	—	(72,175)
Loss on debt extinguishment	(59,772)	—	(59,772)
Income from continuing operations before income taxes	$727,208	$19,399	$746,607
Diluted earnings per share growth	(28)%	3%	(25)%

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The constant currency financial information also excludes the impact of foreign currency-denominated transactions in countries with highly inflationary economies. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation, and measuring foreign currency transactions in highly inflationary economies. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, foreign currency transactions in highly inflationary economies, on a constant currency basis, are calculated using exchange rates from the comparable period of the prior year.

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Twelve Months Ended March 2020
(Unaudited)
(In thousands, except per share amounts)

Three Months Ended March 2020	As Reported under GAAP	Transaction and Deal Related Costs (a)	Relocation and Specified Strategic Business Decisions (b)	Goodwill Impairment Charge (c)	Pension Settlement Charge, Impact of Debt Extinguishment and Impact of Tax Acts (d)	Adjusted	Contribution from Acquisition (e)	Adjusted Organic
Revenues	$2,102,421	$—	$—	$—	$—	$2,102,421	$—	$2,102,421

Gross profit	1,116,155	—	17,375	—	—	1,133,530	—	1,133,530
Percent	53.1%					53.9%		53.9%

Operating income (loss)	(256,761)	86	20,608	323,223	—	87,156	—	87,156
Percent	(12.2)%					4.1%		4.1%

Diluted earnings (loss) per share from continuing operations (f)	(1.22)	—	0.17	0.82	0.33	0.10	—	0.10

Twelve Months Ended March 2020	As Reported under GAAP	Transaction and Deal Related Costs (a)	Relocation and Specified Strategic Business Decisions (b)	Goodwill Impairment Charge (c)	Pension Settlement Charge, Impact of Debt Extinguishment and Impact of Tax Acts (d)	Adjusted	Contribution from Acquisition (e)	Adjusted Organic
Revenues	$10,488,556	$—	$(14,252)	$—	$—	$10,474,304	$(11,764)	$10,462,540

Gross profit	5,798,036	(630)	15,593	—	—	5,812,999	(4,485)	5,808,514
Percent	55.3%					55.5%		55.5%

Operating income	927,805	22,403	71,701	323,223	—	1,345,132	37	1,345,169
Percent	8.8%					12.8%		12.9%

Diluted earnings per share from continuing operations (f)	1.57	0.07	0.27	0.81	(0.04)	2.68	—	2.68

(a) Transaction and deal related costs include acquisition, integration and other costs related to the acquisitions of the Icebreaker® and Altra® brands, which totaled $12.8 million for the twelve months ended March 2020. The costs also include separation and related expenses associated with the spin-off of the Jeans business of $9.5 million, that did not meet the criteria for discontinued operations, for the twelve months ended March 2020. The transaction and deal related costs also include separation and related expenses associated with the anticipated sale of the Occupational Workwear business of $0.1 million, that did not meet the criteria for discontinued operations, for the three and twelve months ended March 2020. The transaction and deal related costs resulted in a net tax benefit of $5.8 million in the twelve months ended March 2020. Additionally, the twelve months ended March 2020 include an adjustment to tax expense of $10.2 million associated with the loss on sale for the divestiture of the Reef® brand.

(b) Relocation and specified strategic business decisions include costs associated with the relocation of VF’s global headquarters and certain brands to Denver, Colorado, which totaled $41.5 million for the twelve months ended March 2020. This activity includes a gain of approximately $11 million on the sale of certain office real estate and related assets in connection with the relocation, which was recorded in the three months ended June 2019. The activity also includes the operating results of jeanswear wind down activities in South America post the separation of Kontoor Brands and costs related to specified strategic business decisions to cease operations in Argentina and planned business model changes in certain other countries in South America, which totaled $3.3 million and $12.9 million for the three and twelve months ended March 2020, respectively. The costs also include $17.3 million during the three and twelve months ended March 2020 for cost optimization activity indirectly related to the strategic review of the Occupational Workwear business. The three and twelve months ended March 2020 also included a $48.3 million noncash charge recorded in the 'Other income (expense), net' line related to the release of certain currency translation amounts associated with the wind down activities in South America. The relocation and specified strategic business decisions costs resulted in a net tax expense of $0.2 million and a net tax benefit of $11.1 million for the three and twelve months ended March 2020, respectively.

(c) VF recognized a noncash goodwill impairment charge related to the Timberland reporting unit of $323.2 million during the three and twelve months ended March 2020. The impairment charge resulted in a net tax benefit of $0.3 million for the three and twelve months ended March 2020.

(d) A pension settlement charge of $22.9 million was recorded in the 'Other income (expense), net' line item as a result of actions taken to reduce risk, volatility and the liability associated with VF's U.S. pension plan. The pension settlement charge resulted in a net tax benefit of $5.8 million in the twelve months ended March 2020 and negatively impacted diluted earnings per share by $0.04 in the twelve months ended March 2020.

VF recognized a total impact of debt extinguishment of $68.2 million, $59.8 million of which was recorded in the 'Loss on debt extinguishment' line item and $8.4 million was recorded in the 'Interest, net' line item in the three and twelve months ended March 2020. The $68.2 million was a result of the premiums, amortization and fees associated with cash tender offers for VF's outstanding 2033 and 2037 notes and the full redemption of VF's outstanding 2021 notes. The total impact of debt extinguishment resulted in a net tax benefit of $11.2 million in the three and twelve months ended March 2020 and negatively impacted diluted earnings per share by $0.14 in the three and twelve months ended March 2020.

On May 19, 2019, Switzerland voted to approve the Federal Act on Tax Reform and AHV Financing ("Swiss Tax Act"). The Swiss Tax Act was enacted during the twelve months ended March 2020, the transitional impact of which resulted in a net tax expense of $70.8 million and a net tax benefit of $93.6 million for the three and twelve months ended March 2020, respectively. The Swiss Tax Act negatively impacted diluted earnings per share by $0.18 in the three months ended March 2020 and positively impacted diluted earnings per share by $0.23 in the twelve months ended March 2020.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act ("U.S. Tax Act"). Transitional impacts were recorded during the three and twelve months ended March 2020, resulting in a net tax expense of $3.3 million. The U.S. Tax Act negatively impacted diluted earnings per share by $0.01 in the three and twelve months ended March 2020.

(e) The contribution from acquisition represents the operating results of Altra® for the two months ended May 2019, which reflects the one-year anniversary of the acquisition. The results exclude transaction and deal related costs.

(f) Amounts shown in the table have been calculated using unrounded numbers. The diluted earnings per share impacts were calculated using 395,248,000 and 399,936,000 weighted average common shares for the three and twelve months ended March 2020, respectively.

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis, on an adjusted basis, which excludes the impact of transaction and deal related costs, activity related to relocation and specified strategic business decisions, the goodwill impairment charge, the pension settlement charges, the impact of debt extinguishment and the transitional impacts of Tax Acts, and on an adjusted organic basis, which excludes the operating results of Altra® (for the two months ended May 2019). Contribution from acquisition also excludes transaction and deal related costs. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Twelve Months Ended March 2019
(Unaudited)
(In thousands, except per share amounts)

Three Months Ended March 2019	As Reported under GAAP	Transaction and Deal Related Costs (a)	Relocation and Other Strategic Business Costs (b)	Impact of U.S. Tax Act (c)	Adjusted	Contribution from Divestitures (d)	Adjusted Organic
Revenues	$2,357,409	$—	$—	$—	$2,357,409	$—	$2,357,409

Gross profit	1,286,853	1,646	6,296	—	1,294,795	—	1,294,795
Percent	54.6%				54.9%		54.9%

Operating income	126,360	10,993	42,097	—	179,450	—	179,450
Percent	5.4%				7.6%		7.6%

Diluted earnings per share from continuing operations (e)	0.19	0.02	0.09	0.03	0.33	—	0.33

Twelve Months Ended March 2019	As Reported under GAAP	Transaction and Deal Related Costs (a)	Relocation and Other Strategic Business Costs (b)	Impact of U.S. Tax Act (c)	Adjusted	Contribution from Divestitures (d)	Adjusted Organic
Revenues	$10,266,887	$—	$—	$—	$10,266,887	$(96,192)	$10,170,695

Gross profit	5,610,561	7,198	9,808	—	5,627,567	(37,417)	5,590,150
Percent	54.6%				54.8%		55.0%

Operating income	1,190,182	39,209	58,796	—	1,288,187	(7,499)	1,280,688
Percent	11.6%				12.5%		12.6%

Diluted earnings per share from continuing operations (e)	2.17	0.16	0.12	0.09	2.54	(0.01)	2.53

(a) Transaction and deal related costs include acquisition and integration costs related to the acquisitions of Williamson-Dickie and the Icebreaker® and Altra® brands, and divestiture costs related to the sale of the Reef® brand, which totaled $7.6 million and $33.4 million for the three and twelve months ended March 2019, respectively. The costs also include separation and related expenses associated with the spin-off of the Jeans business of $3.4 million and $5.8 million, that did not meet the criteria for discontinued operations, for the three and twelve months ended March 2019, respectively. Additionally, the costs included non-operating losses on sale primarily related to the divestitures of the Reef® brand and Van Moer business, totaling $37.3 million in the twelve months ended March 2019. The transaction and deal related costs resulted in a net tax benefit of $2.5 million and $12.0 million in the three and twelve months ended March 2019, respectively.

(b) Relocation and other strategic business costs for the three and twelve months ended March 2019 include costs associated with the relocation of VF's global headquarters and certain brands to Denver, Colorado, which totaled $30.7 million and $47.4 million for the three and twelve months ended March 2019, respectively. The costs also include those related to strategic business decisions to cease operations in Argentina and planned business model changes in certain other countries in South America, which totaled $11.4 million for the three and twelve months ended March 2019. The relocation and other strategic business costs resulted in a net tax benefit of $7.9 million and $12.1 million for the three and twelve months ended March 2019, respectively.

(c) On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act ("U.S. Tax Act"). Measurement period adjustments related to the provisional net charge and subsequent adjustments related to published U.S. Tax Act regulations were recorded during the three and twelve months ended March 2019, resulting in a net tax expense of $13.9 million and $37.2 million, respectively.

(d) The contribution from divestitures represents the operating results of the Reef® brand and Van Moer business, through the respective dates of sale for the twelve months ended March 2019. The contribution from divestitures resulted in a net tax expense of $1.6 million for the twelve months ended March 2019.

(e) Amounts shown in the table have been calculated using unrounded numbers. The diluted earnings per share impact was calculated using 400,731,000 and 400,496,000 weighted average common shares for the three and twelve months ended March 2019, respectively.

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis, on an adjusted basis, which excludes transaction and deal related expenses, relocation and other strategic business costs and the impact of the U.S. Tax Act, and on an adjusted organic basis, which excludes the operating results of Reef® and the Van Moer business. Contribution from divestitures also excludes transaction and deal related costs. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION Supplemental Financial Information Top 4 Brand Revenue Information (Unaudited)

	Three Months Ended March 2020				Twelve Months Ended March 2020
Top 4 Brand Revenue Growth	Americas	EMEA	APAC	Global	Americas	EMEA	APAC	Global
Vans®
% change	(8)%	(5)%	(8)%	(7)%	10%	5%	17%	10%
% change constant currency*	(7)%	(2)%	(5)%	(6)%	10%	8%	21%	11%
The North Face®
% change	(21)%	1%	(26)%	(14)%	2%	7%	3%	3%
% change constant currency*	(21)%	4%	(26)%	(13)%	2%	11%	5%	5%
Timberland®
% change	(10)%	(20)%	(34)%	(19)%	0%	(12)%	(8)%	(6)%
% change constant currency*	(10)%	(18)%	(34)%	(18)%	0%	(9)%	(7)%	(5)%
Dickies®
% change	6%	0%	(35)%	(3)%	3%	(2)%	7%	3%
% change constant currency*	7%	2%	(35)%	(2)%	3%	1%	10%	4%
*Refer to constant currency definition on previous pages.

VF CORPORATION Supplemental Financial Information Geographic and Channel Revenue Information (Unaudited)

	Three Months Ended March 2020
	% Change	% Change Constant Currency*
Geographic Revenue Growth
U.S.	(10)%	(10)%
EMEA	(7)%	(5)%
APAC	(23)%	(22)%
China	(33)%	(31)%
Americas (non-U.S.)	(8)%	(6)%
International	(11)%	(9)%
Global	(11)%	(10)%

	Twelve Months Ended March 2020
	% Change	% Change Constant Currency*	% Change Adjusted (a)	% Change Constant Currency and Adjusted*(a)	% Change Adjusted Organic (a) (b)	% Change Constant Currency and Adjusted Organic*(a) (b)
Geographic Revenue Growth
U.S.	3%	3%	3%	3%	4%	4%
EMEA	(2)%	2%	(2)%	2%	0%	3%
APAC	4%	7%	4%	7%	4%	7%
China	10%	14%	10%	14%	10%	14%
Americas (non-U.S.)	6%	8%	4%	6%	4%	6%
International	1%	4%	1%	4%	1%	5%
Global	2%	4%	2%	3%	3%	4%

	Three Months Ended March 2020
	% Change	% Change Constant Currency*
Channel Revenue Growth
Wholesale (c)	(11)%	(9)%
Direct-to-consumer	(11)%	(10)%
Digital	8%	9%

	Twelve Months Ended March 2020
	% Change	% Change Constant Currency*	% Change Adjusted (a)	% Change Constant Currency and Adjusted*(a)	% Change Adjusted Organic (a) (b)	% Change Constant Currency and Adjusted Organic*(a) (b)
Channel Revenue Growth
Wholesale (c)	0%	2%	0%	2%	1%	3%
Direct-to-consumer	5%	6%	5%	6%	5%	6%
Digital	15%	17%	15%	17%	16%	17%
	As of March
	2020	2019
DTC Store Count
Total	1,379	1,382

*Refer to constant currency definition on previous pages.

(a) Excludes the operating results of jeanswear wind down activities in South America post the separation of Kontoor Brands for the twelve months ended March 2020. Refer to Non-GAAP financial information on "Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Twelve Months Ended March 2020" page for additional information.

(b) Excludes the operating results of Altra® for the two months ended May 2019, which reflects the one-year anniversary of the acquisition. The change also excludes divestitures representing the operating results of Reef® and the Van Moer business, through the respective dates of sale for the twelve months ended March 2019. Refer to Non-GAAP financial information on "Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Twelve Months Ended March 2020" and "Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Twelve Months Ended March 2019" pages for additional information.

(c) Royalty revenues are included in the wholesale channel for all periods.

Contacts

VF Corporation
Joe Alkire, 720-778-4051
Vice President, Corporate Development, Investor Relations and Treasury
or
Craig Hodges, 720-778-4116
Vice President, Corporate Affairs